Metal Management, Inc.

325 N. LaSalle Street • Suite 550

Chicago, Illinois 60610

www.mtlm.com

NYSE: MM

FOR IMMEDIATE RELEASE

METAL MANAGEMENT TO ACQUIRE TIMCO SCRAP PROCESSING, INC.

Acquisition Complements Metal Management’s
Strong Position in the Houston Market and on River System

Transaction Expected to be Immediately Accretive

CHICAGO, IL – February 20, 2007 –Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced that it has entered into a definitive agreement to acquire substantially all of the assets of TIMCO Scrap Processing, Inc. (“TIMCO”). Financial terms of the transaction were not disclosed.

TIMCO, a privately-held company established in 1935, is a full-service metals processor and supplier serving Texas and specifically the greater Houston area. TIMCO handles approximately 120,000 tons of ferrous scrap metals each year. TIMCO has long-standing customer relationships that fit well in Metal Management’s already large portfolio of industrial customers in Houston. TIMCO operates a water-based scrap facility and has six mobile shears, a Sierra ferrous baler and material handling equipment.

Daniel W. Dienst, Chairman, President and Chief Executive Officer of Metal Management said, “The acquisition of TIMCO will broaden our already strong platform in the Houston area, which supports scrap generators and dealers throughout Texas. With its facility situated with access to the Intercoastal Waterways, TIMCO fits neatly into our portfolio of businesses that support consumers who receive scrap via water. We look forward to welcoming TIMCO and its customers to the Metal Management family.”

Ron Moore, President of TIMCO, will remain with Metal Management following the close of the transaction. Mr. Moore stated, “I look forward to joining the Metal Management family and becoming a part of one of the world’s largest scrap metal recyclers with an outstanding reputation in Houston and across the United States.”

The acquisition is being funded with Metal Management’s cash on hand and is expected to close during the company’s current fiscal quarter. It is anticipated that the acquisition will be immediately accretive to the earnings of Metal Management.

About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the company’s website at www.mtlm.com.

Forward Looking Statements
A number of the statements herein are not historical facts or deal with potential future circumstances and developments, in particular, whether and when the closing of the acquisition will occur and whether the operations of TIMCO will be successfully integrated into Metal Management. These statements are subject to certain risks and uncertainties. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements, including those described in Metal Management’s filings with the Securities and Exchange Commission, including under the caption “Item 1A—Risk Factors” in Metal Management’s Annual Report on Form 10-K for the most recently ended fiscal year. The information contained herein speaks as of the date hereof and Metal Management does not have or undertake any obligation to update such information as future events unfold.

Contacts

Analysts & Investors	Media

Robert C. Larry, Chief Financial Officer Metal Management (312) 645-0700	Andrew B. Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449